Exhibit 3.3
RESTATED
CERTIFICATE OF INCORPORATION
OF
ANADARKO PETROLEUM CORPORATION
     ANADARKO PETROLEUM CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCLD”), hereby certifies as follows:
     1. The name of the Corporation is ANADARKO PETROLEUM CORPORATION. The Corporation was originally incorporated on June 12, 1985.
     2. This Restated Certificate of Incorporation has been adopted by the Corporation in accordance with the applicable provisions of Section 245 of the GCLD and restates and integrates, but does not further amend, the original Certificate of Incorporation of the Corporation and all amendments and restatements thereto.
     3. The text of the Certificate of Incorporation, as heretofore amended, is hereby restated to read in its entirety as follows:
     FIRST: The name of the Corporation is ANADARKO PETROLEUM CORPORATION.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares which the Corporation shall have authority to issue is 1,002,000,000 shares, of which (a) 2,000,000 shares shall be Preferred Stock, issuable in series, of the par value of $1.00 per share and (b) 1,000,000,000 shares shall be Common Stock, of the par value of $0.10 per share.
     The designations, powers, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock and the Common Stock are as follows:

Preferred Stock
1.	The Preferred Stock may be issued from time to time in one or more series and with such designations for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:
A.	The voting powers, if any, of the holders of stock of such series;

B.	The rate per annum and the times at and conditions upon which the holders of such of such series shall be entitled to receive dividends, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

C.	The price or prices and the time or times at and the manner in which the stock of such series shall be redeemable;

D.	The rights to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

E.	The terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

F.	Any other designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this Restated Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of Delaware.
Common Stock
1.	Whenever dividends upon the Preferred Stock at the time outstanding shall have been paid in full for all past dividend periods or declared and set apart for payment, such dividends as may be determined by the Board of Directors may be declared by the Board of Directors and paid from time to time to the holders of the Common Stock.

2.	In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, all assets remaining after the payment to the holders of the Preferred Stock at the time outstanding of the full amounts to which they shall be entitled shall be divided and distributed among the holders of the Common Stock according to their respective shares.

3.	Each holder of the Common Stock shall have one vote in respect of each share of such stock held by him.
     FIFTH. Except as otherwise restricted in the By-Laws of the Corporation, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal By-Laws of the Corporation.
     SIXTH. Elections of directors need not be by written ballot except and to the extend provided in the By-Laws of the Corporation
     SEVENTH. 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The authorized number of directors shall be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. Subject to the special right, if any, of the holders of any series of Preferred Stock or any other class or series of stock as set forth in this Restated Certificate of Incorporation, to elect directors:
A.	From the effective date of this Certificate of Amendment until the election of directors at the 2010 Annual Meeting of Stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board of Directors shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term expiring at the 2011 Annual Meeting, the directors in Class II having a term expiring at the 2012 Annual Meeting and the directors in Class III having a term expiring at the 2010 Annual Meeting.

B.	Commencing with the election of directors at the 2010 Annual Meeting of Stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2011 Annual Meeting and the directors in Class II having a term that expires at the 2012 Annual Meeting. The directors who, immediately prior to the 2010 Annual Meeting, were members of Class III (and whose terms expire at the 2010 Annual Meeting) shall be elected to Class I; the Class I directors who, immediately prior to the 2010 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2011 Annual Meeting shall be assigned by the Board of Directors to Class I; and the directors who, immediately prior to the 2010 Annual

Meeting, were members of Class II and whose terms were scheduled to expire at the 2012 Annual Meeting shall be assigned by the Board of Directors to Class II.

C.	Commencing with the election of directors at the 2011 Annual Meeting of Stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into one class of directors, Class II, with the directors in Class II having a term that expires at the 2012 Annual Meeting. The successors of the directors who, immediately prior to the 2011 Annual Meeting of Stockholders, were members of Class I (and whose terms expire at the 2011 Annual Meeting) shall be elected to Class II for a term that expires at the 2012 Annual Meeting, and the directors who, immediately prior to the 2011 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2012 Annual Meeting shall be assigned by the Board of Directors to Class II for a term expiring at the 2012 Annual Meeting.

D.	From and after the election of directors at the 2012 Annual Meeting of Stockholders, the Board shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware, and the directors elected at the 2012 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.
Each director elected at any Annual Meeting shall hold office until such director’s successor shall have been duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
2.	Newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office (a) if, at the time of such director’s election, the Board of Directors is classified pursuant to Article SEVENTH of this Restated Certificate of Incorporation, for the remainder of the full term of the class of directors in which the new directorship or vacancy was created or (b) if, at the time of such director’s election, the Board of Directors has ceased to be classified pursuant to Article SEVENTH, Section 1(d) of this Restated Certificate of Incorporation, for a term expiring at the next Annual Meeting of Stockholders, and in each case until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.	Subject to the special right, if any, of the holders of any series of Preferred Stock or any other class or series of stock to elect directors, (a) prior to the time at which the Board ceases to be classified pursuant to Article SEVENTH, Section 1(d) of this Restated Certificate of Incorporation, directors may be removed only for cause and (b) from and after the time at which the Board ceases to be classified pursuant to Article SEVENTH, Section 1(d) of this Restated Certificate of Incorporation, any director or the entire Board may be removed with or without cause, provided that any removal pursuant to clause (a) or (b) shall require the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
     EIGHTH. No director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper benefit.
     NINTH. 1. In addition to any affirmative vote required by law, this Restated Certificate of Incorporation, the By-Laws of the Corporation or otherwise, and except as otherwise expressly provided in Section 2 of this Article, a Business Combination (as hereinafter defined) with any Interested Stockholder (as hereinafter defined) or any Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of any Interested Stockholder, or in which any such Interested Stockholder, Affiliate, Associate or person has an interest (except proportionately as a stockholder), shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class.
2.	The provisions of Section 1 of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation, if all of the conditions specified in either of the following Paragraphs A or B are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation’s outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph A is met.
A.	The Business Combination shall have been approved, either specifically or as a transaction which is within a category of generically approved transactions, by a majority of the Continuing Directors (as hereinafter defined).

B.	(1)	The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock in the Business Combination shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:
(i)	the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees), if any, paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the three-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision, combination or reclassification with respect to such class or series of Capital Stock;

(ii)	the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision, combination or reclassification with respect to such class or series of Capital Stock; and

(iii)	the highest preferential amount per share, if any, to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.
The provisions of this Paragraph B.(l) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.
(2)	The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

(3)	After the Determination Date and prior to the consummation of such Business Combination: (i) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock, except as approved by a majority of the Continuing Directors; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of she Common Stock), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any combination, reclassification, recapitalization, reorganization or similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder’s percentage beneficial ownership of any class or series of Capital Stock.

(4)	A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 (the “Act”) and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness or adequacy (or unfairness or inadequacy) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

(5)	Such Interested Stockholder shall not have made any major change in the Corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.
3.	In any election of directors of the Corporation on or after the date on which any 30% Stockholder (as hereinafter defined) becomes a 30% Stockholder, and until such time as no 30% Stockholder exists, there shall be cumulative voting for election of directors so that any holder of shares of Voting Stock entitled to vote in such election shall be entitled to as many votes as shall equal the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares would be entitled except for the provisions of this Section 3 and such stockholder may cast all of such votes for a single director, or distribute such votes among as many candidates as such stockholder sees fit. In any such election of directors, one or more candidates for the Board of Directors may be nominated by a majority of the Continuing Directors. With respect to any candidates nominated by a majority of the Continuing Directors or by any person who is the beneficial owner of shares of Voting Stock having a Fair Market Value of $100,000 or more, there shall be included in any proxy statement or other communication with respect to such election to be sent to holders of shares of Voting Stock by the Corporation during the period in which there is a 3m Stockholder, at the expense of the Corporation, descriptions and other statements of or with respect to such candidates submitted by them or on their behalf, which shall receive equal space, coverage and treatment as is received by candidates nominated by the Board of Directors or management of the Corporation.

4.	The following definitions shall apply with respect to this Article:

A.	The term “Business Combination” shall mean:
(1)	any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) or the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

(2)	any sale, lease, exchange, mortgage, pledge, transfer, other disposition, security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one or more related or unrelated transactions) involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which have an aggregate Fair Market Value and/or involves aggregate commitments of $25,000,000 or more or constitutes more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets, commitments or securities other than capital stock) or five percent (5%) of the stockholders’ equity (in the case of transactions involving capital stock) of the entity in question (a “Substantial Part”), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time of such transaction or transactions; or

(3)	any amendment to the Corporation’s By-Laws; or

(4)	any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder), that in any case has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(5)	any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (1) to (4).
B.	The term “Capital Stock” shall mean all capital stock of the Corporation authorized to be issued under this Restated Certificate of Incorporation,

as amended from time to time, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

C.	The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock

D.	The term “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (1) is the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (2) at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock

E.	A person shall be a “beneficial owner” of any Capital Stock (1) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (2) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock For the purposes of determining whether a person is an Interested Stockholder or a 30% Stockholder pursuant to Paragraphs D and J of this Section 4, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph E, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

F.	The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on the date that this Article is approved by the Board of Directors (the term “registrant” in said Rule 12b-2 meaning in this case the Corporation).

G.	The term “Subsidiary” shall mean any corporation, partnership or other entity more than 50% of the outstanding voting stock or voting interest of which is owned, directly or indirectly, by the Corporation or by one or more other Subsidiaries, or by the Corporation and one or more other Subsidiaries. For the purpose of this definition, “voting stock” means stock which by its terms may be voted on all matters submitted to the stockholders of the corporation in question generally.

H.	The term “Continuing Director” shall mean any member of the Board of Directors who is not an Affiliate or Associate or representative of the Interested Stockholder and who was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not an Affiliate or Associate or representative of the Interested Stockholder and who is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

I.	The term “Fair Market Value” shall mean (1) in the case of cash, the amount of such cash; (2) in the case of stock, the highest closing sale price (or, if closing prices are not available and highest closing bid quotations are available, the highest closing bid quotation) during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (3) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

J.	The term “30% Stockholder” shall mean any person (other than the Corporation or my Subsidiary and other than any profit-sharing,

employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (1) is the beneficial owner of Voting Stock representing thirty percent (30%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (2) at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing thirty percent (30%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

K.	In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Paragraph B. (1) of Section 2 of this Article shall include the shares of any class or series of Capital Stock retained by the holders of such shares.
5.	A majority of the Continuing Directors shall have the power to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, all questions arising under this Article, including, without limitation, (a) whether a person is an Interested Stockholder or a 30% Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a proposed action is with an Interested Stockholder, an Affiliate or Associate of an Interested Stockholder or a person who after the proposed action would be an Affiliate or Associate of an Interested Stockholder, or whether any such Interested Stockholder, Affiliate, Associate or person would have an interest in a proposed action, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more, and (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

6.	Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

7.	The fact that any Business Combination complies with the provisions of Section 2 of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.
     TENTH. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
     ELEVENTH. In addition to any affirmative vote required by law, this Restated Certificate of Incorporation, the By-Laws of the Corporation or otherwise, the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as defined in Article NINTH), voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article or Article SEVENTH, EIGHTH, NINTH or TENTH of this Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, said Anadarko Petroleum Corporation has caused this Restated Certificate of Incorporation to be executed by a duly authorized officer and attested by its Corporate Secretary, this 21st day of May 2009.

/s/ Robert K. Reeves
Robert K. Reeves
ATTEST:	Senior Vice President

/s/ David L. Siddall
David L. Siddall
Corporate Secretary

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